Exhibit 8.7

         First Amendment to Fund Participation Agreement

      The Fund Participation Agreement, dated as of the 22nd day of December 1998, between American Fidelity Dual Strategy Fund, Inc., an open-end management investment company organized as a Maryland corporation, and American Fidelity Assurance Company, a life insurance company organized and domiciled under the laws of the State of Oklahoma (the "Agreement") is hereby amended as follows:

      Schedule A is hereby amended to read in its entirety as follows:

                                   "SCHEDULE A

Segregated Accounts of American Fidelity Assurance Company Participating in American Fidelity Dual Strategy Fund, Inc.

Name of Separate Account          Effective Date of Participation

American Fidelity                 January 1, 1999
   Separate Account A

American Fidelity                 May 1, 1999"
   Separate Account B

     This amendment shall be treated as though it had been in full force and effect since the date of the Agreement. All other terms and provisions of the Agreement not amended hereby shall remain in full force and effect.

                         AMERICAN FIDELITY ASSURANCE COMPANY

                         By:    /s/ JOHN W. REX
                                Name: John W. Rex
                         Title: President


                         AMERICAN  FIDELITY DUAL  STRATEGY  FUND,
                         INC.

                         By:    /s/ JOHN W. REX
                                Name: John W. Rex
                         Title: Chairman of the Board and President